Exhibit 10.2

Contract number                200511144

Project number

Maanshan Iron & Steel Co., Ltd

“Eleventh Five-Year Plan” structure adjustment project

New Zone Fire Control Works

Contract for Undertaking the Project

Party A: Maanshan Iron & Steel Co., Ltd

Party B: Sureland Industrial Fire Safety Co., Ltd

Date:

Contents

Chapter 1 Contract object

Chapter 2 Contract price

Chapter 3 Responsibilities and obligations of both parties

Chapter 4 Quality guarantee

Chapter 5 Standard, inspection and delivery

Chapter 6 Works progress

Chapter 7 Payment and payment terms

Chapter 8 Liabilities for breach of contract

Chapter 9 Works handing over and taking over, and final acceptance

Chapter 10 Arbitration

Chapter 11 Execution, termination of contract and others

MASTEEL Company Infrastructure Technical Reconstruction Department

Contract for Undertaking of Project

Maanshan Iron & Steel Co., Ltd (hereinafter referred to as Party A) entrusts Sureland Industrial Fire Safety Co., Ltd (hereinafter referred to as Party B) with undertaking the new zone fire control works of “Eleventh Five-Year Plan” structure adjustment project. For purpose of defining the responsibilities and obligations of both parties, both parties hereto, in accordance with Contract Law of P.R.C, Building Acts of P.R.C, Construction Work Quality Management Regulation issued by State Department of P.R.C, and related law and regulations, conclude this agreement through sufficient negotiation by their respective authorized representative in consensus on following terms and conditions for joint complying with.

Article 1 Contract Object

1.1 Party A agrees to entrust the design (preliminary design, shop drawing design examination and confirmation), equipments and devices supply, material procurement, construction installation, single unit debugging, cooling and thermal load running test, etc of new zone fire control works of “Eleventh Five-Year Plan” structure adjustment project (hereinafter referred to as “contract project” to Party B for undertaking. And please refer to the annex (technical agreement) for the detailed scope, equipments and material procurement, construction, debugging, and running test work of “contract project” to be undertaken by Party B.

Chapter 2 Contract Price

On the premise of satisfying the contract object and the technical requirements and works contents stipulated in the technical annex, both parties hereto agree that the general contracting price for this “contract project” for lump work is ¥100,000,000.00Yuan, i.e. ¥0.1 billion Yuan (lump work). And the detailed quotation is as follows:

Building installation engineering expenses: 27,754,400Yuan; equipment expenses: 48,245,600Yuan; other expenses: 24,000,000Yuan.

Please refer to the annex for the specific item quotation.

Chapter 3 Responsibilities and obligations of both parties

3.1 Responsibilities and obligations of Party A

3.1.1 Party A shall provide with the basic data necessary for the construction for Party B in good time and shall be responsible for the completeness and correctness of the data. Please refer to the annex for data delivering time and the quantity (Technical Agreement).

3.1.2 Pay the contract payment on schedule. If, the project time limit schedule is affected due to failure in paying the contract payment on schedule stipulated by the contract, Party A shall be responsible for the results caused thereby.

3.1.3 Party A shall appoint specific person as the general representative of the project to perform the whole course quality attestation and acceptance of the project undertaken by Party B, as well as the liaison work between both parties hereto.

3.1.4 Please refer to the annex (Technical Agreement) for selection of equipments, material procurement, and the construction unit by Party A.

3.1.5 Be responsible for providing with the underground pipeline network data and the power media junction of the construction field. Please refer to the annex for details (Technical Agreement).

3.1.6 Coordinate Party B to perform thermal load running test.

3.1.7 Provide for the Party B’s working personnel with the office equipped with appropriate communication facilities and the desks and chairs free of charge, but the communication expenses shall be undertaken by Party B.

3.1.8 Party A shall provide for Party B with the temporary equipments and material storage ground needed by the project for free, but the other expenses occurred shall be undertaken by Party B.

3.1.9 Party A shall keep confidential for the technical documents, etc supplied by Party B and shall not provide such technical documents for the third party without consent of Party B.

3.1.10 Assist Party B to handle all the formalities required by the local government that are needed for the construction in the local area.

3.2 Responsibilities and obligations of Party B

3.2.1 Party B shall undertake all the responsibilities for the “contract project”, including full responsibilities for the construction technique, time limit, quality, and safety of the contract project, and Party B shall perform the equipments and material supply, construction installation and debugging strictly in accordance with the provisions of this contract.

3.2.2 Party B shall be responsible for the procurement and supply of equipment materials within the scope of “contract project”, and be responsible for supervising the manufacturing of the equipments and the quality inspection and acceptance before leaving the factory. The supplier and delivery time of main equipments and main material shall be confirmed jointly with Party A, and please refer to the annex for details (Technical Agreement).

3.2.3 Party B shall be responsible for ensuring that the “contract project”, on the safe and stable running condition, satisfy various parameters of the “contract project” and the environmental protection, safety, industrial sanitation, fire control requirements stated by the government, as well as reach at the guarantee indexes stipulated in annex (Technical Agreement), otherwise Party B shall be liable for compensation the losses caused to Party A.

3.2.4 If, Party B needs to modify or replace the design documents and the components and parts, material, and the fittings in the drawings examined and approved by Party A, Party B may make it only after consent by Party A, and the working volumes and expenses caused thereby shall be undertaken by Party B.

3.2.5 Party B shall provide with the construction organization design and complex project network plan for Party A. For purpose of satisfying the implementation of general network plan of Party A, Party A is entitled to put forward the modification opinions for the documents above mentioned.

3.2.6 Be responsible for the quality self-inspection and quality reporting for examination before the acceptance of construction installation works.

3.2.7 Be responsible for the arranging the completion data of “contract project” and submit such data in duplicate to Party A within ___ days after signing the debugging eligibility report.

3.2.8 During the course of performance of this contract, Party B shall do well the safety construction and safety protection work. And all the safety accidents occurred thereby shall be undertaken by Party B as well as the expenses and economic losses caused correspondingly.

3.2.9 Shall keep confidential for the data and documents provided by Party A and shall not supply such data and documents to the third party without consent of Party A.

3.2.10 All the personnel undertaking the “contract project” of Party B shall comply with various related regulatory regime on the project, and all the losses caused due to violation of the regulatory regime shall be the responsibilities of Party B.

3.2.11. Coordinate Party A to perform the design reporting for examination and the fire control works final acceptance, and shall ensure that the works will pass the final acceptance to be made by the fire control organ.

3.3 Work coordination

3.3.1 Within 10 days upon conclusion of this contract, each of parties hereto shall provide with the project principal and main working personnel list for the other party to facilitate work contact.

3.3.2 After installation of equipments, both parties’ respective site representative shall determine the commencement date of cooling load running test. During the course of cooling load running test, both parties hereto shall perform the test and assessment in accordance with the provisions of annex (Technical Agreement).

3.3.3 After completion of cooling load running test, both parties’ respective site representative shall jointly negotiate and determine the commencement date of thermal load running test. Please refer to the annex (Technical Agreement) for thermal load running test period and the assessment of guaranteed value.

Chapter 4 Quality Guarantee

4.1 Party B shall perform the equipments and material supply, construction, installation and debugging strictly in accordance with the requirement of this contract and the annex (Technical Agreement), and the quality assurance term of “contract project” shall be: normal running for 24 months after passing the final acceptance of Party A and delivery for use.

4.2 Party B ensures that the delivered technical data is “clear, complete, and accurate”. The building material, building components, fittings and equipment selected during the course of construction shall comply with the national quality standard and the provisions of the annex hereof (Technical Agreement).

4.3 The quality standard of the “contract project” shall not be lower than the technical standard stipulated in the annex (Technical Agreement) and the technical requirements of the drawings examined and approved by Party A.

4.4 Party B undertakes that during the function-examining period the “contract project” shall realize various index guaranteed value stipulated in annex (Technical Agreement).

4.4.1 If, during the quality guarantee period, the problems on equipment, construction, installation, and debugging, etc occur, Party B shall resolve it in good time for free and undertake the direct economic losses caused thereby. But, if Party A shall be liable for such problems, Party B shall be responsible for providing with the instruction and assist to make repair, replacement and supplement supply as soon as possible, with the expenses being undertaken by Party A.

4.4.2 During the quality guarantee term of the “contract project”, if any defects (not including the consumptive parts) exist in the “contract project”, or the failure, etc caused due to defects is found during the course of normal running or maintenance, Party A shall notify Party B of it immediately. And Party B shall, after receiving the notice, contact with Party A immediately to jointly analyze the reasons of defects as well jointly negotiate to determine the method for eliminating the defects.

But, if it is attributable to the responsibilities of Party B, Party B shall take measures to eliminate the defects at the premise of not affecting the production of “contract project”, and the related expenses occurred shall be at the cost of Party B. And the date and period for eliminating the defects or replacing the equipment shall be determined by both parties hereto through negotiation.

If, it is attributable to the responsibilities of Party B and the “contract project” needs to shut down due to replacement or repair of defects equipments, the quality guarantee period shall be correspondingly extended in accordance with the actual shut down duration.

4.4.3 The defect equipments and materials, within one month after reaching at the “contract project” site of the new replacing products, shall be taken back by Party B, and after beyond such period, Party A may dispose it of its own accord.

4.5 Party B ensure that this “contract project” will smoothly pass various inspection and acceptance to be made by public security fire control department after completion of construction.

4.6 The claim for compensation notice put forward by Party A for Party B shall be still in effect if it is sent during the quality guarantee period.

4.7 During the quality guarantee period of this “contract project”, Party A shall issue the <Quality Guarantee Period Expiration Confirmation> in four originals, each of parties hereto holding two copies respectively.

4.8 The construction works and installation works of this “contract project” are qualified. The construction installation works undertaken by Party B shall accept the supervision of engineering supervising unit entrusted by Party A and the quality monitoring of works quality department as well as the supervision and control of fire control department.

Chapter 5 Standard, inspection and delivery

5.1 The equipments and material procurement, construction, installation, material selection, inspection and testing under the “contract project” shall be carried out by Party B in according with the existing national standard and regulations. Please refer to the annex (Technical Agreement) for details.

Party B shall submit the related manufacturer product standards and regulations to Party A in quadruplication. The manufacturer product standards and regulations above mentioned, after confirmed by Party A, shall be taken as the inspection and testing basis. (such standards being not lower than the national standard specification).

5.2 Party B shall be responsible for preparing the inspection outline, coating and packing and color code requirements of contracted equipments for joint confirmation by both parties after design examination. The confirmed inspection outline shall be taken as the joint inspection basis before leaving the factory of equipments.

5.3 Party A has right to supervise the whole course manufacturing of the contracted equipments, perform process inspection to main parts and the critical parts and auxiliary equipments, as well as perform the joint inspection to the contracted equipments before leaving the factory. At the same time, Party A shall supervise the equipments manufacturing progress in accordance with “equipment manufacturing network schedule”.

5.4 The joint inspection of contracted equipments before leaving the factory shall be notified to Party A by Party B in accordance with the equipments manufacturing progress 15 days in advance, and if Party A is unable to participate in the joint inspection for some reasons, Party B shall make self check in accordance with the written notice sent by Party A and confirmed by Party A. After joint team inspection is completed, both parties hereto shall sign the joint inspection summary. The process inspection and the joint inspection before leaving the factory of contracted equipments shall not replace the final quality inspection of contracted equipments. Party B shall coordinate the work of Party A’s personnel.

5.5 Party B shall, before making delivery to the “contract project”, perform full inspection of related quality, specification, performance, and quantity of the equipments, and issue the quality certificate and leaving the factory inspection recording satisfying the provision of contract.

5.6 The material procured by Party B shall be accompanied by material manufacturer’s related quality documents and be inspected by Party B at its own cost, and if it is found that the material that doesn’t comply with the design standard or quality standard, technical requirements is procured or used by Party B, Party B shall rework or replace it, and the expenses and direct economic losses caused thereby shall be the responsibilities of Party B, with the time limit of the project not being postponed.

5.7 During the course of installation construction, Party B shall make self-inspection, reporting for check earnestly in accordance with the “contract project” and the standard, regulations, design drawings and the standard stipulated in the annex (Technical Agreement), as well as accept the supervision of supervising unit and the check of quality monitoring department at any time, and shall implement it in accordance with provisions of general articles 17, 18 of construction standard contract document prepared by Ministry of Construction.

Chapter 6 Project Progress

6.1 Both parties hereto agreed upon that: Party B shall ensure that all the system works are completed and hold the fire control acceptance conditions before 30th June 2007 (please refer to the technical agreement for the completion time limit of various system).

Chapter 7 Payment and payment terms

7.1 All the payments between both parties hereto under this contract shall be transacted by means of transferring through the bank.

7.2 Before payment of various items expense of “contract project” is made in accordance with provisions of contract, Party B shall complete and report the monthly tables.

7.3 Technical service expenses (including the lump work service expenses) are 24 million Yuan. Party A shall pay 25% of technical service expenses, calculated as 6 million Yuan, within 15 days after passing the preliminary design examination, pay 50% of technical service expenses, 12 million Yuan, within 15 days after completing and examining the shop drawings design and delivering it to Party A, and pay 15% of technical service expenses, calculated as 3.6 million Yuan, within 15 days after thermal load running test; When the accumulative payment reaches at 90% of technical service expenses, the payment shall be suspended and the remaining 10%, calculated as 2.4 million Yuan shall be taken as the quality deposit.

7.4 The equipment expenses are 48.2456 million Yuan. Party A shall pay 20% of equipment expenses, calculated as 9.65 million Yuan, as advance payment within 15 days after execution of the contract, pay 10% of equipment expenses, calculated as 4.82 million Yuan, within 15 days after completing and examining the shop drawing design and delivering it to Party A, pay 40% of equipment expenses, calculated as 19.30 million Yuan within 15 days after “contract project” equipments reaching at the site (at the same time Party B submitting the contracted equipments quality certificate, delivery voucher, etc data), pay 10% of equipment expenses, calculated as 4.82 million Yuan, after successful cooling load running test (at the same time Party B submitting full sum value added tax invoice, etc data), and pay 10% of equipment expenses, calculated as 4.82 million Yuan, within 15 days after successfully passing the guaranteed value assessment. When the accumulative payment reaches at 90% of equipment expenses, the payment shall be suspended and the remaining 10%, calculated as 4.8356 million Yuan, shall be taken as the quality deposit.

7.5 The construction installation works expenses are 27.7544 million Yuan, and within 15 days after the civil work shop drawing design passing the examination and delivered to Party A, 20% of construction installation expenses shall be paid, calculated as 5.55 million Yuan as the material preparation expenses. During the course of performance of the project, the construction installation monthly tables shall be reported on 25th day of every month in accordance with the project progress and the works volume attestation, and the current month construction installation expense shall be paid in accordance with the monthly report. After completion of the project (following the completion report approved by Party A), Party A shall pay 90% of the construction installation expenses, then the payment shall be suspended and the remaining 10%, calculated as 2.77544 million Yuan shall be taken as the files data and quality deposit.

7.6 Completion files data: Within 90 days after thermal load running test, the files data expenses shall be paid to Party B in accordance with 5% of construction installation expenses (calculated as 1.39 million Yuan) after the completion files data being submitted to MASTEEL administration section and accepted and signed on.

7.7 After suspending the payment by Party A on the conditions above mentioned, Party B shall continue to complete the total work under the “contract project”.

7.8 All the quality deposits (10% of technical service expenses, 10% of equipment expenses, 5% of construction installation expenses), calculated as 8.62104 million Yuan, shall be paid to Party B within 15 days after issuing <Project Guarantee Period Expiration Confirmation> by Party A.

7.9 After completion of “contract project”, the completion settlement formalities shall be handled.

Chapter 8 Liabilities for breach of contract

8.1 Party B shall undertake that this “contract project”, during the function examination period, satisfy all the guaranteed value and examination indexes stipulated in annex hereof (Technical Agreement). And if Party B fails to satisfy the all the guaranteed value and examination indexes above mentioned, the payment shall be deducted in accordance with following table:

Payment deduction table for guaranteed value examination

Numbers	Guaranteed item	Guaranteed index	Payment deduction ratio	Remarks
1	No failure during continual 72 hours cooling load running test	K=100%	If unreached, 0.5% of total contracting price shall be deducted

2	No failure during continual 168 hours thermal load running test	K=100%	If unreached, 0.5% of total contracting price shall be deducted

3	Various fire-extinguishing zone (13 zones) shall implement cold water spray test (or the simulation test), and each item of function shall be normal.		If unreached, 0.5% of total contracting price shall be deducted

4	The fire alarm system shall perform self check, silencing and reposition, trouble alarm, fire first, alarm memory, standby power under voltage alarm, automatic charging and discharging, and power supply transforming, etc 7 items function test once quarterly, and each item of function shall be normal.		If unreached, 0.5% of total contracting price shall be deducted

5	Perform spot test of the alarm function of 50% detection circuit, and the alarm function shall be normal.	If unreached, 0.5% of total contracting price shall be deducted

6	The transforming of fire control pump and standby pump shall be normal.	If unreached, 0.5% of total contracting price shall be deducted

7	Perform the end dewatering test for flow indicator, brake valve and the electric valve, and their function and signal shall be normal.	If unreached, 0.5% of total contracting price shall be deducted

8	The alarm system and extinguishing system shall ensure 98% above perfection ratio, and both parties shall make detection jointly.	For every 1% lowered, 0.5% of total contracting price shall be deducted

9	Ensure that it will pass the public security fire control department acceptance one shot.	If unreached, 1% of total contracting price shall be deducted

The accumulative payment deducted shall not exceed 5% of total contract payment.

8.2 During the course of performance of contract, if Party B breaches this contract and related requirements in annex hereof (Technical Agreement), Party A is entitled to refuse to make partial or even full remaining payment, make partial or even full remaining underpayment, or delay in making partial or even full remaining payment.

8.3 If the project progress is delayed due to Party B’s reasons, 0.5% of total contracting price shall be deducted if one week delayed, 1.0% of total contracting price shall be deducted if two weeds delayed, and 1.5% of total contracting price shall be deducted if three weeks delayed (not calculated into the accumulative payment deducted).

8.4 The losses caused due to incompliance with the provisions of related “technical data” or violating the instructions of Party B’s technical personnel by Party A shall be the responsibilities of Party A, and Party B shall be responsible for assisting Party A to resolve it as soon as possible.

Chapter 9 Project handing over and taking over, and final acceptance

9.1 Within ____ days after successful thermal load running test by Party B in according with requirements of design documents, contract and of the annex hereof (Technical Agreement) in the construction period of the contract, and after confirmed by Party A, both parties hereto shall perform real object handing over and taking over, sign the project handing over and taking over certificate in quadruplication, each of parties hereto holding two copies respectively. The handed over and taken over project shall be controlled by Party A, but the quality obligations of Party B shall not be exempted.

9.2 In the examining cycle of contract and annex hereof (Technical Agreement) under the “contract project” of Party B and after passing the function examination, Party A shall sign one copy “contract project” final acceptance certificate in quadruplication, each of parties hereto holding two copies respectively.

9.3 If, during the stipulated examining cycle, the “contract project”, after modification, still fails to reach the examination indexes for three 3 times in successive due to Party B’s reasons, it shall be deemed that Party B has breached the contract, and the liabilities for breach of contract shall be implemented in accordance with provisions of article 8.1.

Chapter 10 Arbitration

10.1 All the disputes occurred related with performance of this contract shall be settled by both parties through amiable negotiation, and if the negotiation is failed, such dispute shall be submitted to for arbitration.

10.2 The arbitration shall be performed in Maanshan City by Maanshan Arbitration Committee in accordance with the arbitration rules.

10.3 During the course of arbitration, other parts of the contract other than those under arbitration shall be performed by both parties hereto continually.

Chapter 11 Contract Execution, termination and others

11.1 This contract shall immediately take effect upon each of parties’ representative signing on and sealing on this contract on 18th June 2005 in Maanshan City.

11.2 All the annexes (including award notification, annex (Technical Agreement), bidding documents, invitation for bid documents, etc) shall be the integrated part of this contract and hold the equal force with this contract. The contract text and its annex (Technical Agreement) define all the rights and obligations of both parties during the course of performance of contract.

11.3 Upon execution of contract, all the modification, supplement and replacement to clauses and articles of the contract and its annex shall be made by written form and become the integrated part of this contract after signing on by both parties’ representatives, and hold equal legal force with this contract.

11.4 Either of parties hereto shall not transfer any rights or obligations under this contract to the third party without prior written consent of other party.

11.5 If the performance of this contract is affected due to force majeure event, both parties hereto shall correspondingly extend or terminate this contract in accordance with actual affected degree.

If, performance of this contract by one party hereto becomes impossible due to force majeure, the affected party shall immediately notify the other party and provide with written proof issued by related competent department. The affected party shall notify the other party when the affects are eliminated and resume performance of contract in the shortest time. If, losses are caused to the other party due to no immediate notice on any aspects of occurrence of force majuere sent to the other party shall be undertaken by the liable party.

11.6 This contract shall automatically terminate at the date on which the responsibilities and obligations of both parties under this contract are performed completely.

11.7 The matters uncovered by this contract shall be settled by both parties through negotiation in accordance with <Contract Law of P.R.C> and related state provisions.

11.8 This contract is made in 14 copies, wherein: two original copies (one copy for each of parties hereto respectively), 12 duplicate copies (8 copies for Party A and 4 copies for Party B).

Signature and seal of both parties

Party A (Seal)	Party B (Seal)

Name of the unit: Maanshan Iron & Steel Co., Ltd	Name of the unit: Sureland Industrial Fire Safety Co., Ltd

Authorized proxy:	Legal representative or trustor:

Project manager:

Processor:	Processor:

Address: No.8, Hongqi zhonglu, Maanshan City,	Address:

Anhui Province

Postcode: 243003	Postcode

Tel: 0555-2887471	Tel:

Fax: 0555-2883095	Fax:

Account number:	Account number

Date:	Date: